Exhibit 10.3
    _______

Restricted Stock Unit Participation Agreement
    _______

    This Restricted Stock Unit Participation Agreement (the “Agreement”) is dated as of March 8, 2024 and sets forth the terms and conditions of the Award described below made by Heidrick & Struggles International, Inc. (the “Company”) to [Name] (the “Participant”), pursuant to the Fourth Amended and Restated 2012 Heidrick & Struggles GlobalShare Program, as amended from time to time (the “Program”).
    As of March 8, 2024 (the “Grant Date”), the Company has granted [____] Restricted Stock Units (“RSUs”) to the Participant as set forth herein. The RSUs are granted pursuant to the Program and are governed by the terms and conditions of the Program. All defined terms used herein, unless specifically defined in this Agreement, have the meanings assigned to them in the Program. Certain provisions related to vesting of the RSUs are subject to the Company’s Bonus, Restricted Stock Unit, and Performance Stock Unit Retirement Policy (the “Retirement Policy”). The Participant agrees to be bound by all terms and conditions of the Agreement, the Program and the Retirement Policy, and has received and reviewed a copy of the Retirement Policy, the Program and the Prospectus for the Program dated June 14, 2023.
    The RSUs granted under this Agreement shall not become valid or enforceable unless and until the Participant executes the Agreement and it is accepted by the Company. The Participant agrees and acknowledges that he or she is permitted to take at least fourteen (14) calendar days in which to consider and review this Agreement before signing; provided that to the extent the Participant reviews and signs this Agreement in less than fourteen (14) days, Participant acknowledges and agrees that he or she has voluntarily and knowingly waived such additional time. By the Participant’s signature and the Company’s signature below, the Participant and the Company agree that this constitutes the signature page of the Agreement. Participant further agrees that the RSUs are granted under and governed by the terms and conditions of the Agreement and the Program. Agreements that are not signed and returned shall be invalid and unenforceable.
    As a material condition and inducement to the Company’s grant of RSUs to the Participant, the Participant agrees that he or she has received and reviewed the Program, the Retirement Policy, as amended from time to time, and the Prospectus, and the Participant further agrees to be bound by all of the terms and conditions of the Agreement, the Retirement Policy, and the Program, as may be amended by the Company from time to time. The Participant also acknowledges and agrees that in addition to the RSUs granted under this Agreement, all other unvested outstanding RSUs to which the Participant is eligible under any other agreement, plan, or policy as of the Grant Date are subject to the Retirement Policy. Participant further agrees that he or she has been advised to consult with an attorney if Participant so chooses (at Participant’s cost) before executing this Agreement.

Exhibit 10.3
IN WITNESS WHEREOF, the parties hereto have duly executed the Agreement as of the date first set forth above.

Name:    [Name]

Heidrick & Struggles International, Inc.

By:
    Name: Tracey Heaton
    Title:    Chief Legal Officer & Corporate Secretary

Exhibit 10.3
    NOW, THEREFORE, in consideration of the agreements of the Participant herein provided and pursuant to the Program, the parties agree as follows:
1.Definitions. All capitalized terms used herein, unless specifically defined herein, shall have the same meanings as established in the Program.
2.Participation. Contingent upon the execution of the Agreement, the Company hereby grants to the Participant [_____] RSUs subject to the terms and conditions herein.
3.Vesting of RSUs.
a.Subject to Section 3(b) and Section 9 below, all RSUs granted under the Agreement shall vest in accordance with the schedule set forth below; provided the Participant has been in Continuous Service through each vesting date. Except as set forth in Section 3(b), upon the Participant’s termination of Continuous Service prior to the vesting date, the terms of Section 10 shall apply. For purposes of the Agreement, “Continuous Service” shall mean the Participant’s service with the Company or any Subsidiary or Affiliate as an employee, or the Participant’s service as a member of the Board of Directors of the Company, has not been interrupted or terminated, and shall include any period during which the Participant is on an approved leave of absence from the Company or its Subsidiaries or Affiliates; provided, however, a change in the status in which the Participant renders service to the Company or its Subsidiaries or Affiliates or a change in the entity for which the Participant renders such service shall not constitute an interruption or termination of the Participant’s employment or service for purposes of this Agreement, so long as there is no interruption or termination of the Participant’s services to the Company or its Subsidiaries or Affiliates; provided, further, that if the entity employing or engaging the Participant ceases to be an Affiliate of the Company, the Participant’s employment or service shall be considered to have terminated on the date such entity ceased to be an Affiliate.

Vesting Date	Number of Shares Vesting
March 8, 2025	[_____]
March 8, 2026	[_____]
March 8, 2027	[_____]

b.If the Participant’s Continuous Service is terminated as a result of the Participant’s death or termination by the Company due to Disability, all RSUs granted to the Participant under the Agreement will immediately vest.
c.In the case of a Participant who is both an employee of the Company or any Subsidiary or Affiliate and a member of the Board of Directors of the Company,

Exhibit 10.3
Continuous Service shall not end until the Participant’s service as both an employee and a director terminates.
4.Effect of Vesting.

a.If, and at the time, the Participant’s RSUs vest under the terms of Section 3 or Section 9, and subject to the terms of this Agreement, such Participant shall receive as full consideration for the RSUs a number of Shares equal to the number of RSUs which vested on such date.

b.The RSUs granted to the Participant shall be maintained in a bookkeeping account with the custodian appointed by the Human Resources & Compensation Committee of the Board (the “Committee”) from time to time (the “Custodian”) for such Participant if and until the RSUs are converted into Shares pursuant to this Section 4, at which time the Shares shall be issued to the Participant in accordance with Section 5 below.

5.Delivery of Shares to the Participant. As soon as practicable after the RSUs vest and are converted into Shares, and subject to the terms of this Agreement, the Custodian shall, without transfer or issue tax or other incidental expense to the Participant, deliver to the Participant by first-class insured mail addressed to the Participant at the address shown on page 1 or the last address of record on file with the Custodian, (i) a statement from the Custodian referencing the number of Shares held in the Participant’s name in a book entry account, or (ii) at the Participant’s request, certificate(s) for the number of Shares as to which the Shares vested. In any event, Shares due to the Participant shall be delivered as described above no later than March 15 of the year following the calendar year in which such RSUs vest.

6.Compensation Recovery. The Participant’s RSUs are subject to any clawback or recoupment policies in effect as of the Grant Date or which the Company may amend or adopt from time to time to comply with applicable law or listing standard.

7.Dividend Equivalents. The Company shall credit the Participant’s RSU account with an amount equal to the dividends, if any, that would be paid with respect to the unvested RSUs as if the RSUs were actual Shares to a shareholder as of the record date. Such amount shall be credited to the Participant’s RSU account at the same time dividends are paid with respect to the Shares, shall be subject to the vesting and forfeiture provisions set forth in Sections 3, 9 and 10 of the Agreement, and shall be paid to the Participant in cash, on the first payroll date following when the Participant’s related RSUs vest and are issued as Shares to the Participant or settled in cash, or as soon as practical thereafter (but in any event no later than March 15 of the year following the calendar year in which such RSUs vest).

Exhibit 10.3
8.Tax Withholdings and Payments.

a.The Company or any Subsidiary or Affiliate is authorized to withhold from any payment to be made to the Participant under this Agreement with respect to the RSUs, amounts of income tax withholding and other taxes due in connection with compensation or any other transaction under the Program, including the receipt of Shares under Section 5. The Participant shall hold the Company and its Subsidiaries and Affiliates harmless for any damages caused by his or her failure to so comply and for any other damages caused by his or her actions or inactions.

b.The Participant will pay withholding taxes attributable to the receipt of Shares in cash, by having Shares withheld by the Company from any Shares that would otherwise be received by the Participant under the Agreement (in which case, the number of Shares so withheld shall have an aggregate Fair Market Value at the time of such withholding sufficient to satisfy the applicable withholding taxes), or by any other method approved by the Committee. If the Participant does not satisfy the withholding obligation by cash payment within a reasonable time established by the Committee, the Participant’s withholding obligation shall be satisfied by the Company’s withholding of Shares from the vested RSUs.

c.The Company shall deduct from the dividend equivalents paid to the Participant pursuant to Section 7 the Participant’s withholding obligation arising from such payment.

9.Change in Control. The RSUs are subject to the Change of Control provisions as set forth in detail in the Program.
10.Forfeiture of RSUs.

a.Subject to Section 10(b), the Participant’s unvested RSUs shall be forfeited to the Company upon the Participant’s termination of Continuous Service with the Company and its Subsidiary and Affiliates for any reason other than (a) the Participant’s death or termination by the Company due to Disability that occurs prior to the date the RSUs vest as provided in Section 3 above; (b) the Participant’s termination of Continuous Service by the Company or any Subsidiary or Affiliate without Cause or the Participant’s voluntary termination due to the existence of Good Reason, in either case during the two-year period beginning on the date of a Change in Control, as provided in Section 9 above; or (c) in the case of the Chief Executive Officer and/or Tier I Participants, in the event of the Participant’s termination of Continuous Service by the Company without Cause as outlined in the Company’s Management Severance Pay Plan (the “Severance Pay Plan”).

b.This Section 10 shall be subject to the provisions of the Retirement Policy in effect as of the Grant Date and any subsequent amendments thereto applicable to

Exhibit 10.3
this Agreement, and any other Company plan or written employment, severance or similar agreement in effect as of the Grant Date between the Participant and the Company, and the provisions in such Retirement Policy or agreement concerning the vesting of RSUs in connection with the Participant’s termination of Continuous Service shall supersede any inconsistent or contrary provision of this Section 10.

c.Subject to applicable law and the Retirement Policy, and to the extent the Participant is eligible for time-based vesting under the terms of the Retirement Policy, Participant shall forfeit all outstanding RSUs awarded hereunder if Participant engages in any of the non-competition, non-solicitation, and/or non-disparagement obligations set forth in Section IV of the Retirement Policy.

d.This Section 10 does not constitute the Company’s exclusive remedy for the Participant’s violation of any post-employment obligations owed to the Company, including but not limited to any obligations of confidentiality, or restrictive covenants that may exist in the Participant’s employment agreement, where applicable.

e.The Participant acknowledges that the Participant’s obligations under this Section 10 are reasonable in the context of the nature of the Company’s business, its strategic and cumulative investments in longstanding client relationships, and the competitive injuries likely to be sustained by the Company if the Participant were to violate such obligations. The Participant further acknowledges that this Agreement is made in consideration of, and is adequately supported by, the agreement of the Company to perform its obligations under this Agreement and by other consideration, which the Participant acknowledges constitutes good, valuable and sufficient consideration.

11.Miscellaneous.

a.The Company or any Subsidiary or Affiliate shall have no obligation to continue the employment relationship or any other relationship as a result of an Award under the Program and/or the Agreement. The Participant acknowledges and agrees that: (i) the Program is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;  (ii) the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past; (iii) all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company; (iv) participation in the Program is voluntary; (v) the RSUs are not a part of normal or expected compensation or salary for any purposes; (vi) the future value of the underlying shares is unknown and cannot be predicted with certainty; and (vii) in consideration of the grant of RSUs, no claim or entitlement to compensation or damages shall arise from termination of the

Exhibit 10.3
RSUs or diminution in value of the RSUs or Shares received upon vesting including (without limitation) any claim or entitlement resulting from termination of the Participant’s active employment by the Company or a Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant hereby releases the Company and its Subsidiaries and Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Participant shall be deemed irrevocably to have waived the Participant’s entitlement to pursue such claim.

b.The Agreement shall, subject to the terms hereof, terminate upon the forfeiture and/or vesting of all RSUs and dividend equivalents granted to the Participant hereunder, unless otherwise agreed upon by the parties hereto.

c.The Agreement may be amended by the written agreement of the Company and the Participant. Notwithstanding the foregoing, (i) the Company may amend or alter the Agreement, without the consent of the Participant so long as such amendment or alteration would not materially impair any of the rights or obligations under any Award theretofore granted to the Participant under the Program; and (ii) the Committee may amend the Agreement in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

d.The parties agree that the Agreement shall be governed by and interpreted and construed in accordance with the laws of the United States and, in particular, those of the State of Delaware without regard to its conflict of law principles. Furthermore, to the extent not prohibited under applicable law, and unless the Company affirmatively elects in writing to allow the proceeding to be brought (or itself brings such a proceeding) in a different venue, the parties agree that any suit, action or proceeding with respect to the Program, the RSUs or the Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois. The parties hereby accept the exclusive jurisdiction of those courts for the purpose of any such suit, action or proceeding. Venue for any such action, in addition to any other venue required or otherwise mandated by statute, will be in Chicago, Illinois. Each party further agrees to waive any applicable right to a jury trial, and expressly elects to have the matter heard as a bench trial.

e.Unless waived by the Company, any notice to the Company required under or relating to the Agreement shall be in writing and addressed to:

Chief Legal Officer & Corporate Secretary
Heidrick & Struggles International, Inc.
233 South Wacker Drive
Suite 4900

Exhibit 10.3
Chicago, IL 60606-6303

12.Program Governs. All terms and conditions of the Program are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Program and the Agreement, the terms and conditions of the Program, as interpreted by the Committee, shall govern.

13.Data Privacy.    By signing above, the Participant voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 13. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data. However, the Participant’s failure to provide the consent may affect the Participant’s ability to participate in the Program. The Company and its Subsidiaries and Affiliates hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, employee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other rights or entitlements to shares of stock in the Participant’s favor, for the purpose of managing and administering the Program (“Data”). The Company, its Subsidiaries and its Affiliates will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Program, and the Company and any of its Subsidiaries or Affiliates may each further transfer Data to any third parties assisting in the implementation, administration and management of the Program. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Program, including any requisite transfer of such Data as may be required for the administration of the Program and/or the subsequent holding of Shares on the Participant’s behalf to a broker or other third party with whom the Participant may elect to deposit any Shares acquired pursuant to the Program. The Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, by withdrawing consent, the Participant will affect his or her ability to participate in the Program.

14.Rights as a Shareholder. Except as set forth in Section 7, the Participant shall not be entitled to any privileges of ownership with respect to the Shares subject to the RSUs unless and until, and only to the extent, such shares become vested and are delivered to the Participant pursuant to Section 5 hereof and the Participant becomes a shareholder of record with respect to such shares.

15.Transfer Restrictions and Investment Representation.

a.Nontransferability of Award. Neither the RSUs nor any right hereunder or under the Program shall be transferable or be subject to attachment, execution or other similar process. In the event of any attempt by the Participant to alienate, assign,

Exhibit 10.3
pledge, hypothecate or otherwise dispose of the RSUs or of any right hereunder or under the Program, except as provided for in the Program, or in the event of any levy or any attachment, execution or similar process upon the rights or interest conferred by the RSUs, the Company may terminate the RSUs by notice to the Participant and the RSUs and any related rights, including the right to dividend equivalents as described in Section 7, shall thereupon be cancelled.

b.Investment Representation. The Participant hereby covenants that (a) any sale of any Shares acquired upon the vesting of the RSUs shall be made either pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws and (b) the Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.

16.Compliance with Applicable Law. The RSUs is subject to the condition that if the listing, registration or qualification of the Shares subject to the RSUs upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares hereunder, the Shares subject to the RSUs shall not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

17.Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder in accordance with this Agreement or the Program.

18.Entire Agreement. This Agreement, the Program, and the Policy constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant.

19.Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

20.Compliance With Section 409A of the Code.

Exhibit 10.3
a.The RSUs are intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each settlement hereunder shall be considered a separate payment for purposes of Section 409A of the Code. To the extent this Agreement provides for the RSUs to become vested and be settled upon the Participant’s termination of employment, the applicable Shares shall be transferred to the Participant or his or her beneficiary upon the Participant’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Participant is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to the Participant or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Participant’s death.

b.Notwithstanding any other provision in this Agreement, the Retirement Policy, the Program or any other agreement or policy governing the vesting and settlement of the RSUs, to the extent required to comply with Section 409A of the Code with respect to any payments hereunder that constitute nonqualified deferred compensation, within the meaning of Section 409A of the Code, then (A) if the RSUs vest upon the Participant’s termination due to Disability under Section 3(b) or, in the case of the Chief Executive Officer and/or Tier I Participants, upon the Participant’s termination without Cause as outlined in the Severance Pay Plan and, in each case, the Participant would satisfy the age and service requirements to receive vesting under the Retirement Policy at any time prior to the vesting of the RSUs, then the RSUs will vest in accordance with Section 3(b) or the Severance Pay Plan, as applicable, but will be settled in accordance with the continued vesting and settlement provisions set forth in the Retirement Policy, (B) if the Participant’s employment is terminated by the Company without Cause or by the Holder for Good Reason under Section 10(b) of the Program and the Participant would satisfy the age and service requirements to receive vesting under the Retirement Policy and the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code, then the Award will vest in accordance with Section 10 of the Program but will be settled in accordance with the continued vesting and settlement provisions set forth in the Retirement Policy, and (C) if at the time of the Change in Control the RSUs are not Assumed (as defined in the Program) and the Change in Control is not a “change in control event” within the meaning of Section 409A of the Code or the settlement of the RSUs at the time of the Change in Control would otherwise be prohibited under Section 409A of the Code, the RSUs will vest at the time of the Change in Control and will be settled in accordance with the terms of this Agreement and the Retirement Policy, as applicable.

Exhibit 10.3
21.Execution of the Agreement.

a.The parties agree that this Agreement shall be considered executed by both parties executing the Agreement on the first page hereof, which is a part hereof.

b.This Agreement, or any amendments thereto, may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.